Filed Pursuant to Rule 424(b)(2)
Registration Nos. 333-157386 and 333-157386-01

The information in this pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This pricing supplement and the accompanying prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 5, 2010

PRICING SUPPLEMENT NO. 2010-MTNDD590 DATED                     , 2010

(TO PROSPECTUS SUPPLEMENT DATED FEBRUARY 18, 2009 AND PROSPECTUS DATED FEBRUARY 18, 2009)

MEDIUM-TERM NOTES, SERIES D

CITIGROUP FUNDING INC.

Fixed Coupon Mandatorily Callable Notes

Based Upon the Shares of the iShares® MSCI Brazil Index Fund

Due August     , 2013 (expected to be August 30, 2013)

$10.00 per Note

Any Payments Due from Citigroup Funding Inc.

Fully and Unconditionally Guaranteed by Citigroup Inc.

■	The notes will mature on August , 2013 (expected to be August 30, 2013), unless called earlier by us.
■

The return on the notes is based upon the closing price of the shares (the underlying fund shares) of the iShares® MSCI Brazil Index Fund (the underlying fund) on August     , 2013 (the final valuation date), provided that we may call the notes based on the closing price of the underlying fund shares on February     , 2011, August     , 2011, February     , 2012, August     , 2012 and February     , 2013 (each, a semi-annual valuation date), as described below.

■	On each semi-annual valuation date:
■

if the closing price of the underlying fund shares is greater than or equal to $            , the closing price of the underlying fund shares on the date on which the notes are priced for initial sale to the public (such price, the initial share price, and such date, the pricing date) we will call the notes, in whole and not in part, and you will receive cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note on the fifth business day following the related semi-annual valuation date (the semi-annual payment date); or

■

if the closing price of the underlying fund shares is less than the initial share price, the notes will remain outstanding and you will receive a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note on the related semi-annual payment date.

■	If we do not call the notes, you will receive on the maturity date for each note either:
■

cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date), if the closing price of the underlying fund shares on the final valuation date (the ending share price) is greater than or equal to the downside threshold price (60% of the initial share price), provided that you will not receive any other fixed semi-annual coupon payment on the maturity date. Thus, even if the ending share price is greater than the initial share price, you will not participate in any increase in the closing price of the underlying fund shares during the term of the notes; or

■

a fixed number of the underlying fund shares equal to the share ratio, which is equal to $10 divided by the initial share price (or if you exercise your cash election right, the cash value of those shares based on the ending share price) and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date), if the ending share price is less than the downside threshold price. In this case, for each $10 note you hold on the maturity date you will receive a number of the underlying fund shares (or, at your election, the cash value of those shares based on the ending share price) worth less than $6.00 and which may be worth zero, resulting in a loss of 40% or more on the stated principal amount of your investment in the notes (except in limited circumstances, where on the maturity date you receive the underlying fund shares and the price of the underlying fund shares increases from the final valuation date to the maturity date).

■

The notes are not principal-protected. On the maturity date you could receive underlying fund shares with a value less than your initial investment in the notes (or, if you elect, the cash value of those shares in an amount less than $10 per note).

■	The notes will not be listed on any exchange.

Investing in the notes involves a number of risks. See “Risk Factors Relating to the Notes” beginning on page PS-8.

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BIT”). BIT has licensed certain trademarks and trade names of BIT to Citigroup Global Markets and its affiliates. The notes are not sponsored, endorsed, sold, or promoted by BIT. BIT makes no representations or warranties to the owners of the notes or any member of the public regarding the advisability of investing in the notes. BIT has no obligation or liability in connection with the operation, marketing or sale of the notes. The notes represent obligations of Citigroup Funding Inc. only.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and accompanying prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The notes are not deposits or savings accounts but are unsecured debt obligations of Citigroup Funding Inc. The notes are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency or instrumentality.

	Per Note	Total
Public Offering Price	$10.0000	$
Underwriting Fee	$0.2000	$
Proceeds to Citigroup Funding Inc.	$9.8000	$

Citigroup Global Markets Inc., an affiliate of Citigroup Funding and the underwriter of the sale of the notes, will receive an underwriting fee of $0.2000 for each note sold in this offering. Certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. Ltd. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, will receive from Citigroup Global Markets not more than $0.2000 from this underwriting fee for each note they sell. Citigroup Global Markets will pay the Financial Advisors employed by Citigroup Global Markets a fixed sales commission of $0.2000 from this underwriting fee for each note they sell. Additionally, it is possible that Citigroup Global Markets and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. You should refer to “Risk Factors Relating to the Notes” and “Plan of Distribution; Conflicts of Interest” in this pricing supplement for more information.

Citigroup Global Markets expects to deliver the notes to purchasers on or about August     , 2010 (three business days after the pricing date).

Investment Products	Not FDIC Insured	May Lose Value	No Bank Guarantee

SUMMARY INFORMATION — Q&A

What Are the Notes?

The Fixed Coupon Mandatorily Callable Notes Based Upon the Shares of the iShares® MSCI Brazil Index Fund Due August    , 2013 (expected to be August 30, 2013) (the notes) are callable equity-linked investments that offer a potential return based upon the underlying fund shares. The notes have a maturity of approximately three years.

The return on the notes is based upon the closing price of the underlying fund shares on the final valuation date, provided that we may call the notes based on the closing price of the underlying fund shares on any semi-annual valuation date. If the closing price of the underlying fund shares on the relevant semi-annual valuation date is greater than or equal to the initial share price, we will call the notes, in whole and not in part, and you will receive cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note on related the semi-annual payment date. If the closing price of the underlying fund shares on the relevant semi-annual valuation date is less than the initial share price, the notes will remain outstanding and you will receive a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note on related the semi-annual payment date.

If we do not call the notes and the ending share price is greater than or equal to the downside threshold price, you will receive on the maturity date for each note cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note, provided that you will not receive any other fixed semi-annual coupon payment on the maturity date. Thus, even if the ending share price is greater than the initial share price, you will not participate in any increase in the closing price of the underlying fund shares during the term of the notes. If we do not call the notes and the ending share price is less than the downside threshold price, you will receive on the maturity date a fixed number of underlying fund shares equal to the share ratio (or if you exercise your cash election right, the cash value of those shares based on the ending share price) and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date). In this case, for each $10 note you hold on the maturity date, you will receive a number of underlying fund shares (or, at your election, the cash value of those shares based on the ending share price) worth less than $6.00 and which may be worth zero, resulting in a loss of 40% or more on the stated principal amount of your investment in the notes (except in limited circumstances, where on the maturity date you receive underlying fund shares and the price of the underlying fund shares increases from the final valuation date to the maturity date). You will not receive dividends or other distributions, if any, paid on the underlying fund shares.

The notes mature on August    , 2013 (expected to be August 30, 2013), are mandatorily callable by us on any semi-annual valuation date and do not provide for earlier redemption by you. The notes are a series of unsecured senior debt securities issued by Citigroup Funding Inc. Any payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc. The notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding and the guarantee of any payments due under the notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment on the maturity date is not guaranteed. All payments on the notes are subject to the credit risk of Citigroup Inc.

Each note represents a stated principal amount of $10. You may transfer the notes only in units of $10 and integral multiples of $10. You will not have the right to receive physical certificates evidencing your ownership except under limited circumstances. Instead, we will issue the notes in the form of a global certificate, which will be held by The Depository Trust Company, or DTC, or its nominee. Direct and indirect participants in DTC will record beneficial ownership of the notes by individual investors. Accountholders in the Euroclear or Clearstream Banking clearance systems may hold beneficial interests in the notes through the accounts those systems maintain with DTC. You should refer to the section “Description of the Notes — Book-Entry System” in the accompanying prospectus supplement and the section “Description of Debt Securities — Book-Entry Procedures and Settlement” in the accompanying prospectus.

Will I Receive Interest on the Notes?

A fixed semi-annual coupon will be payable on the notes in the amount of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note, composed of approximately 35% interest and approximately 65% option premium (to be determined on the pricing date). The fixed semi-annual coupon will be payable on the semi-annual payment dates and on the maturity date to the persons in whose names the notes are registered at the close of business on the business day preceding the semi-annual payment date and the maturity date.

What Will I Receive if Citigroup Funding Calls the Notes?

We will call the notes, in whole and not in part, if the closing price of the underlying fund shares on the relevant semi-annual valuation date is greater than or equal to the initial share price. If we call the notes, you will receive cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note on the semi-annual payment date.

What Will I Receive on the Maturity Date of the Notes?

If we do not call the notes, you will receive on the maturity date for each note either:

•

cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note, if the ending share price is greater than or equal to the downside threshold price, provided that you will not receive any other fixed semi-annual coupon payment on the maturity date. Thus, even if the ending share price is greater than the initial share price, you will not participate in any increase in the closing price of the underlying fund shares during the term of the notes; or

•

a fixed number of underlying fund shares equal to the share ratio (or if you exercise your cash election right, the cash value of those shares based on the ending share price) and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum), if the ending share price is less than the downside threshold price (any fractional share, if applicable, will be paid in cash). In this case, for each $10 note you hold on the maturity date, you will receive a number of underlying fund shares (or, at your election, the cash value of those shares based on the ending share price) worth less than $6.00 and which may be worth zero, resulting in a loss of 40% or more on the stated principal amount of your investment in the notes (except in limited circumstances, where on the maturity date you receive underlying fund shares and the price of the underlying fund shares increases from the final valuation date to the maturity date).

If applicable, you may elect to receive from Citigroup Funding the cash value of the underlying fund shares you would otherwise receive on the maturity date by providing notice of your election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 business days before the maturity date and no later than 5 business days before the maturity date. If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of the underlying fund shares equal to the share ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you the underlying fund shares based on the ending share price. If you do not wish to receive the underlying fund shares on the maturity date under any circumstances, you should provide notice of your cash election to your broker. You should provide this notice even if the closing price of the underlying fund shares on any trading day prior to your election has not been less than the downside threshold price. If you elect to receive the cash value of the underlying fund shares equal to the share ratio you would otherwise be entitled to on the maturity date, the amount of cash you receive on the maturity date will be determined based on the ending share price and will be an amount less than $10 per notes. This amount will not change from the amount fixed on the final valuation date, even if the closing price of underlying fund shares changes from the final valuation date to the maturity date. Conversely, if you do not make a cash election and instead receive a number of underlying fund shares on the maturity date equal to the share ratio, the value of those shares on the maturity date will be different from the value of those shares on the final valuation date if the closing price of the underlying fund shares changes from the final valuation date to the maturity date.

The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the notes, and the stock delivery agent will then be obligated to purchase the underlying fund shares for you based on the ending share price. Citigroup Global Markets has agreed to act as stock delivery agent for the notes.

The initial share price will equal the closing price of the underlying fund shares on the pricing date.

The pricing date means the date on which the notes are priced for initial sale to the public (expected to be August 25, 2010).

The ending share price will equal the closing price of the underlying fund shares on the final valuation date.

The final valuation date is August     , 2013.

The share ratio will equal $10 divided by the initial share price.

Where Can I Find Examples of Hypothetical Amounts Payable at Call or on the Maturity Date?

For graphs setting forth hypothetical amounts you could receive upon a call of the notes or on the maturity date, see “Description of the Notes — Amounts Payable at Call or the Maturity Date — Hypothetical Examples” in this pricing supplement.

What is the iShares® MSCI Brazil Index Fund?

The iShares® MSCI Brazil Index Fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Brazil Index which measures publicly traded securities in the Brazilian market. The fund uses a “Representative Sampling” strategy to try to track the MSCI Brazil Index, which means it invests in a representative sample of securities in the MSCI Brazil Index, which have a similar investment profile as the MSCI Brazil Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Brazil Index. The iShares® MSCI Brazil Index Fund’s top portfolio holdings can be found on iShares® website.

The fund does not fully replicate the MSCI Brazil Index and may hold securities not included in the MSCI Brazil Index. Therefore, the fund is subject to management risk. Management risk is the risk that the fund’s investment strategy, the implementation of which is subject to a number of constraints, may not produce the intended results. See “Risk Factors — The Trading Price of the Underlying Fund Shares May Not Completely Track the Value of the MSCI Brazil Index.” Additionally, the MSCI Brazil Index includes securities that trade on the Bolsa de Valores de São Paulo in the local and other relevant currencies while the underlying fund shares trade in U.S. dollars on the New York Stock Exchange (“NYSE”) under the symbol “EWZ.”

Please note that ownership of the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the underlying fund shares or the stocks included in the MSCI Brazil Index.

What is the MSCI Brazil Index and What Does It Measure?

The MSCI Brazil Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of the Brazilian equity market. The MSCI Brazil Index was launched on July 10, 2000, at an initial value of 100. Current information regarding the market value of the MSCI Brazil Index is published daily by Morgan Stanley Capital International, Inc. on its website.

The MSCI Brazil Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group in Brazil. In order to maintain the representativeness of the MSCI Brazil Index, structural changes to the MSCI Brazil Index as a whole may be made by adding or deleting MSCI Brazil Index component securities. Currently, such changes in the MSCI Brazil Index may only be made on four dates throughout the year: as of the close of the last business day of each February, May, August and November.

Please note that an investment in the notes does not entitle you to any dividends, voting rights or any other ownership or other interest in respect of the stocks of the companies included in the MSCI Brazil Index.

How Have the Underlying Fund Shares Performed Historically?

We have provided a graph showing the daily closing prices of the underlying fund shares, as reported on Bloomberg from January 3, 2005 to August 4, 2010 and a table showing the high and low closing prices of the underlying fund shares for each quarter since the first quarter of 2005. You can find this graph and table in the section “Historical Data on iShares® MSCI Brazil Index Fund” in this pricing supplement. We have provided this historical information to help you evaluate the performance of the underlying fund shares in recent years. However, past performance is not indicative of how the underlying fund shares will perform in the future. You should also refer to the section “Risk Factors Relating to the notes — The Historical Performance of the iShares® MSCI Brazil Index Fund Is Not an Indication of the Future Performance of the iShares MSCI Brazil Index Fund” in this pricing supplement.

What Are the United States Federal Income Tax Consequences of Investing in the Notes?

For U.S. federal income tax purposes, you and Citigroup Funding agree to treat a note as a grant by you of a put option to Citigroup Funding to sell to you, at maturity, the underlying fund shares under the terms of the note. In addition, you and Citigroup Funding agree to treat the amounts invested by you as a cash deposit that will be used to satisfy your purchase obligation under the put option. The summary below assumes such treatment, except otherwise stated. You generally will be required to include the interest component as interest income at the time that such interest is accrued or received in accordance with your method of accounting. You generally will not be required to include any option premium component you receive in income until sale or other taxable disposition of the notes or retirement of the notes for cash, including the mandatory redemption. If you hold the notes until they mature and you receive cash at maturity, you will recognize short-term capital gain or loss equal to the difference between (x) the sum of cash received at maturity and the entire option premium (but not including any interest payment) previously received, and (y) your purchase price for the notes. If the notes are retired for underlying fund shares, you will not be subject to tax on the receipt of the underlying fund shares and the option premium payments, and your tax basis in the underlying fund shares generally will equal the initial purchase price of your notes less the amount of the premium payments previously received. If the notes are redeemed for cash pursuant to the mandatory redemption, you will include the interest component of the coupon as described above and will recognize a short-term capital gain equal to the entire amount of the option premium previously received. If you sell your notes for cash prior to maturity, you generally will have a short-term capital gain or loss equal to the difference between (x) the cash you receive on the disposition (to the extent such amount is not attributable to accrued by unpaid interest, which will be taxable as such) plus the option premium previously received, if any, and (y) your adjusted tax basis in the notes. Due to the absence of authority as to the proper characterization of the notes, no assurance can be given that the Internal Revenue Service will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above, and alternative treatments of the notes could result in less favorable U.S. federal income tax consequences to you, including a requirement to accrue income on a current basis in an amount that could include the entire coupon on the notes. You should refer to the section “Certain United States Federal Income Tax Considerations” in this pricing supplement for more information.

In the case of a holder of notes that is not a U.S. person, payments made with respect to the notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the maturity, sale, the mandatory redemption, or other disposition of the notes (including capital gain arising from the option premium) will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

Will the Notes Be Listed on a Stock Exchange?

The notes will not be listed on any exchange.

Can You Tell Me More About Citigroup Inc. and Citigroup Funding?

Citigroup Inc. is a diversified global financial services holding company whose businesses provide a broad range of financial services to consumer and corporate customers. Citigroup Funding is a wholly-owned subsidiary of Citigroup Inc. whose business activities consist primarily of providing funds to Citigroup Inc. and its subsidiaries for general corporate purposes.

What Is the Role of Citigroup Funding’s Affiliate, Citigroup Global Markets Inc.?

Our affiliate, Citigroup Global Markets, is the underwriter for the offering and sale of the notes and is expected to receive compensation for activities and services provided in connection with the offering. After the initial offering, Citigroup Global Markets Inc. and/or other broker-dealer affiliates of Citigroup Funding intend to buy and sell the notes to create a secondary market for holders of the notes, and may engage in other activities described below in the section “Plan of Distribution; Conflicts of Interest”. However, neither Citigroup Global Markets Inc. nor any of these affiliates will be obligated to engage in any market-making activities, or continue those activities once it has started them. Citigroup Global Markets will also act as calculation agent for the notes. As calculation agent, Citigroup Global Markets will make determinations with respect to the notes. You should refer to “Risk Factors — The Calculation Agent, Which Is an Affiliate of the Issuer, Will Make Determinations With Respect to the Notes” in this pricing supplement for more information.

Can You Tell Me More About the Effect of Citigroup Funding’s Hedging Activity?

We expect to hedge our obligations under the notes through one or more of our affiliates. This hedging activity will likely involve trading in the underlying fund shares or one or more of the stocks included in the MSCI Brazil Index or in other instruments, such as options, swaps or futures, linked to the underlying fund shares, the MSCI Brazil Index or the stocks included in the MSCI Brazil Index. This hedging activity on or prior to the pricing date could affect the price of the underlying fund shares and, accordingly, could increase the initial share price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the underlying fund shares absent such hedging activity. Additionally, such hedging activity could potentially affect the closing price of the underlying fund shares on any semi-annual valuation date and, therefore, whether or not we will call the notes. Furthermore, if we do not call the notes prior to the maturity date, our affiliates’ hedging activity could adversely affect the ending share price and, therefore, whether you will receive a number of the underlying fund shares (or, at your election, the cash value of those shares based on the ending share price) worth less than the stated principal amount of your investment in the notes. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of profit, even if the market value of the notes declines. You should refer to “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest,” “— The Price at Which You Will Be Able to Sell Your Notes Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and “Use of Proceeds and Hedging” in the accompanying prospectus.

Does ERISA Impose Any Limitations on Purchases of the Notes?

Employee benefit plans and other entities the assets of which are subject to the fiduciary responsibility provisions of the Employee Retirement Income Security Act of 1974, as amended, Section 4975 of the Internal Revenue Code of 1986, as amended, or substantially similar federal, state or local laws including individual retirement accounts, (which we call “Plans”), will be permitted to purchase or hold the notes, provided that each such Plan shall by its purchase be deemed to represent and warrant either that (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the notes or renders investment advice with respect to those assets and (ii) the Plan is paying no more than adequate consideration for the notes or (B) its acquisition and holding of the notes is not prohibited by any such provisions or laws or is exempt from any such prohibition. However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the notes if the account, plan or annuity is for the benefit of an employee of Citigroup Global Markets or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of notes by the account, plan or annuity. Please refer to the section “ERISA Matters” in this pricing supplement for further information.

Are There Any Risks Associated with My Investment?

Yes, the notes are subject to a number of risks. Please refer to the section “Risk Factors Relating to the Notes” in this pricing supplement.

RISK FACTORS RELATING TO THE NOTES

Because the terms of the notes differ from those of conventional debt securities in that, the amount you receive on the maturity date and whether we call the notes will be based upon the closing price of the underlying fund shares, an investment in the notes entails significant risks not associated with similar investments in conventional debt securities, including, among other things, fluctuations in the price of the underlying fund shares and other events that are difficult to predict and beyond our control.

RISK FACTORS RELATING TO THE NOTES

Your Investment in the Notes May Result in a Substantial Loss of Principal

Your payment of principal on the maturity date will be a fixed number of the underlying fund shares equal to the share ratio (or if you exercise your cash election right, the cash value of those shares based on the ending share price) if the ending share price is less than the downside threshold price. In this case, for each $10 note you hold on the maturity date, you will receive a number of underlying fund shares (or, at your election, the cash value of those underlying fund shares based on the ending share price) worth less than $6.00 and which may be worth zero, resulting in a loss of 40% or more of the stated principal amount of your investment in the notes (except in limited circumstances, where on the maturity date you receive underlying fund shares and the price of the underlying fund shares increases from the final valuation date to the maturity date).

The Notes May Be Mandatorily Called, Which Limits the Potential Return on the Notes

We will call the notes, in whole and not in part, if the closing price of the underlying fund shares on the relevant semi-annual valuation date is greater than or equal to the initial share price. In the event that we call the notes, you will receive cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note. In this case, you will not have the opportunity to continue to be paid the fixed semi-annual coupon to the original maturity date of the notes.

You Will Not Participate in Any Appreciation of the Underlying Fund Shares

Even if the ending share price is greater than the initial share price, you will not participate in any increase in the closing price of the underlying fund shares during the term of the notes and the return on the notes will be limited to the fixed semi-annual coupon. Therefore, the return on the notes may be less than the return on a similar security that allows you to participate in the appreciation of the price of the underlying fund shares, or on a direct investment in the underlying fund shares, if the price of the underlying fund shares on the maturity date (or on the final valuation date if you elect to receive the cash value of the share ratio) is significantly greater than the initial share price.

The Yield on the Notes May Be Lower Than the Yield on a Standard Debt Security of Comparable Maturity

If do not call the notes and the ending share price is less than the downside threshold price, resulting in your receiving a number of the underlying fund shares (or, at your election, the cash value of those shares based on the ending share price) worth substantially less than the stated principal amount of your investment in the notes, the effective yield on the notes will be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Citigroup Funding (guaranteed by Citigroup Inc.) of comparable maturity.

The Amount You Receive on the Maturity Date May Be Reduced because the Antidilution Adjustments the Calculation Agent Is Required to Make Do Not Cover Every Event that Could Affect the Underlying Fund Shares

The amount you receive on the maturity date will be subject to adjustment for a number of events arising from share splits and combinations, share dividends or other distributions, a number of other actions of the underlying fund that modify the underlying fund’s capital structure and a number of other transactions involving the underlying fund. You should refer to the section “Description of the Notes — Dilution Adjustments” in this pricing supplement. The amount you receive on the maturity date will not be adjusted for other events that may adversely affect the price of the underlying fund shares. Because of the relationship of the amount you receive on the maturity date to the price of the underlying fund shares, these other events may reduce the amount you receive on the maturity date on the notes. Additionally, the market price of the notes may be materially and adversely affected.

The Notes Are Subject to the Credit Risk of Citigroup Inc., the Guarantor of Any Payments Due on the Notes, and Any Actual or Anticipated Changes to Its Credit Ratings and Credit Spreads May Adversely Affect the Market Value of the Notes

You are subject to the credit risk of Citigroup Inc. The notes are not guaranteed by any entity other than Citigroup Inc. If Citigroup Inc. defaults on its guarantee obligations under the notes, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the notes will be affected by changes in the market’s view of Citigroup Inc.’s creditworthiness. Any decline, or anticipated decline, in Citigroup Inc.’s credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking Citigroup Inc. credit risk is likely to adversely affect the market value of the notes.

The Price at Which You Will Be Able to Sell Your Notes Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest

We believe that the value of your notes in the secondary market will be affected by the supply of and demand for the notes, the price of the underlying fund shares and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following paragraphs describe what we expect to be the impact on the market value of the notes of a change in a specific factor, assuming all other conditions remain constant.

Price of the Underlying Fund Shares.    We expect that the market value of the notes will depend substantially on the amount, if any, by which the price of the underlying fund shares changes from the initial share price. However, changes in the price of the underlying fund shares may not always be reflected, in full or in part, in the market value of the notes. If you choose to sell your notes when the price of the underlying fund shares exceeds the initial share price, you may receive substantially less than the amount that would be payable on the maturity date or upon a call based on that price because of expectations that the price of the underlying fund shares will continue to fluctuate between that time and the time when the amount you will receive on the maturity date or upon a call is determined. In addition, significant increases in the value of the underlying fund shares are not likely to be reflected in the trading price of the notes because we will call the notes on the relevant semi-annual valuation date for cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the pricing date) per note, if the closing price of the underlying fund shares on any such date is greater than or equal to the initial share price. If you choose to sell your notes when the price of the underlying fund shares is below the initial share price, you may receive less than the amount you originally invested.

The trading price of the underlying fund shares will be influenced by complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the stocks included in the MSCI Brazil Index are traded, and by various circumstances that can influence the values of the stocks in a specific market segment of a particular stock. Citigroup Funding’s hedging activities, the issuance of securities similar to the notes and other trading activities by Citigroup Funding and its affiliates and other market participants can also affect the prices of the stocks included in the MSCI Brazil Index and thus the price of the underlying fund shares.

Volatility of the Underlying Fund Shares.    Volatility is the term used to describe the size and frequency of market fluctuations. If the expected volatility of the underlying fund shares changes during the term of the notes, the market value of the notes may decrease.

Mandatory Call Feature.    The possibility that the notes may be called at any of the semi-annual valuation dates every six months is likely to limit their value. If the notes did not include a mandatory call feature, we expect their value would be significantly different.

Events Involving the Companies Included in the MSCI Brazil Index.    General economic conditions and earnings results of the companies whose stocks are included in the MSCI Brazil Index and real or anticipated changes in those conditions or results may affect the market value of the notes. In addition, if the dividend yields on those stocks increase, we expect that the market value of the notes may decrease because the value of any shares or cash you will receive at maturity will not reflect the value of such dividend payments. Conversely, if dividend yields on the stocks decrease, we expect that the market value of the notes may increase.

The Notes Are Subject to Currency Exchange Rate Risks.    Because the trading price of the underlying fund shares generally reflects the U.S. dollar value of the securities represented in the MSCI Brazil Index, holders of the notes will be exposed to currency exchange rate risks with respect to relevant currencies in which most or all of the securities or underlying securities represented in the MSCI Brazil Index trade. An investor’s net exposure will depend on the extent to which these currencies strengthen or weaken against the U.S. dollar and the relative weight of each security. If, taking into account such weighting, the U.S. dollar strengthens against these currencies, the trading price of the underlying fund shares will be adversely affected and the amount you receive at maturity or the market value upon sale of the notes prior to maturity may be reduced.

Interest Rates.    We expect that the market value of the notes will be affected by changes in U.S. interest rates. In general, if U.S. interest rates increase, the market value of the notes may decrease, and if U.S. interest rates decrease, the market value of the notes may increase.

Time Premium or Discount.    As a result of a “time premium” or “discount,” the notes may trade at a value above or below that which would be expected based on the price of interest rates and the price of the underlying fund shares the longer the time remaining to the maturity date. A “time premium” or “discount” results from expectations concerning the price of the underlying fund shares during the period prior to the maturity date of the notes. However, as the time remaining to the maturity date decreases, this “time premium” or “discount” may diminish, increasing or decreasing the market value of the notes.

Hedging Activities.    Hedging activities related to the notes by us or one or more of our affiliates will likely involve trading in the underlying fund shares, one or more of the stocks included in the MSCI Brazil Index or in other instruments, such as options, swaps or futures, based upon the underlying fund shares, the MSCI Brazil Index or the stocks included in the MSCI Brazil Index, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity on or prior to the pricing date could affect the price of the underlying fund shares and, accordingly, could increase the initial share price used to calculate the downside threshold price and, therefore, potentially increase the downside threshold price relative to the price of the underlying fund shares absent such hedging activity. Additionally, such hedging activity could potentially affect the closing price of the underlying fund shares on any semi-annual valuation date and, therefore, whether or not we will call the notes. Furthermore, if we do not call the notes prior to the maturity date, our affiliates’ hedging activity could adversely affect the ending share price and, therefore, whether you will receive a number of the underlying fund shares (or, at your election, the cash value of those shares based on the ending share price) worth less than the stated principal amount of your investment in the notes. The costs of maintaining or adjusting this hedging activity could affect the price at which our affiliate Citigroup Global Markets Inc. may be willing to purchase your notes in the secondary market. Moreover, this hedging activity may result in our or our affiliates’ receipt of profit, even if the market value of the notes declines.

Fees and Projected Hedging Profits.    The price, if any, at which Citigroup Global Markets is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price since the public offering price of the notes will include, and secondary market prices are likely to exclude, underwriting fees paid with respect to the notes, as well as the cost of hedging our obligations under the notes. The cost of hedging includes the projected profit that our affiliates may realize in consideration for assuming the risks inherent in managing the hedging transactions. The secondary market prices for the notes are also likely to be reduced by the costs of unwinding the related hedging transaction. Our affiliates may realize a profit from the expected hedging activity even if the market value of the notes declines. In addition, any secondary market prices for the notes may differ from values determined by pricing models used by Citigroup Global Markets, as a result of dealer discounts, mark-ups or other transaction costs.

Credit Ratings, Financial Condition, and Results of Citigroup Funding and Citigroup Inc.    Actual or anticipated changes in Citigroup Funding’s financial condition or results or the credit rating, financial condition, or results of Citigroup Inc. may affect the market value of the notes. The notes are subject to the credit risk of Citigroup Inc., the guarantor of any payments due on the notes.

We want you to understand that the impact of one of the factors specified above may offset some or all of any change in the market value of the notes attributable to another factor.

The Historical Performance of the Underlying Fund Shares Is Not an Indication of the Future Performance the Underlying Fund Shares

The historical performance of the underlying fund shares, which is included in this pricing supplement, should not be taken as an indication of the future performance of the underlying fund shares during the term of the notes. Changes in the price of the underlying fund shares will affect the value of the notes, but it is impossible to predict whether the price of the underlying fund shares will rise or fall.

The Volatility of the Price of the Underlying Fund Shares May Result in Delivery of Underlying Fund Shares on the Maturity Date

Volatility is the term used to describe the size and frequency of market fluctuations in the price of the underlying fund shares. Because the amount of your return on the notes on the maturity date depends upon the closing price of the underlying fund shares on the maturity date (or on the final valuation date if you elect to receive the cash value of the share ratio), the volatility of the price of the underlying fund shares may result in your receiving an amount on the maturity date that is less than the stated principal amount of the notes and that could be zero. Although the past price of price volatility is not indicative of future price volatility, see “Information About the iShares® MSCI Brazil Index Fund — Historical Information” in this pricing supplement for more information on the historical prices of the underlying fund shares.

You Will Have No Rights Against the Underlying Fund, the Publisher of the MSCI Brazil Index or Any Issuer of Any Stock Included in the MSCI Brazil Index

You will have no rights against the underlying fund, the publisher of the MSCI Brazil Index, or any issuer of any stock included in the MSCI Brazil Index, even though the amount you receive at maturity, if any, will depend on the ending price of the underlying fund shares, and such price is based on the prices of the stocks included in the MSCI Brazil Index. By investing in the notes you will not acquire any shares of stocks included in the MSCI Brazil Index and you will not receive any dividends or other distributions, if any, with respect to stocks included in the MSCI Brazil Index. Moreover, you will not have voting, or any other rights with respect to the stocks included in the MSCI Brazil Index. The underlying fund, the index publisher and the issuers of the stocks included in the MSCI Brazil Index are not in any way involved in this offering and have no obligations relating to the notes or to the holders of the notes.

You May Not Be Able to Sell Your Notes If an Active Trading Market for the Notes Does Not Develop

The notes have not been and will not be listed on any exchange. There is currently no secondary market for the notes. Citigroup Global Markets and/or other of Citigroup Funding’s affiliated dealers currently intend, but are not obligated, to make a market in the notes. Even if a secondary market does develop, it may not be liquid and may not continue for the term of the notes. If the secondary market for the notes is limited, there may be few buyers should you choose to sell your notes prior to the maturity date and this may reduce the price you receive. Because we do not expect that other broker-dealers will participate significantly in the secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which Citigroup Global Markets is willing to transact. If at any time Citigroup Global Markets were not to make a market in the notes, it is likely that there would be no secondary market for the notes. Accordingly, you should be willing to hold your notes to the maturity date.

The Calculation Agent, Which Is an Affiliate of Citigroup Funding, Will Make Determinations with respect to the Notes

As calculation agent, Citigroup Global Markets will determine the initial share price, the closing price of the underlying fund shares on each semi-annual valuation date and on the final valuation date, whether a market disruption event has occurred, the appropriate payment you receive if we call the notes, the appropriate payment on the maturity date (including, if you elect to receive the cash value of the underlying fund shares on the maturity date, such cash value), and any adjustments to the share ratio to reflect certain corporate and other events. Any of these determinations made by Citigroup Global Markets, in its capacity as calculation agent, including adjustments to the share ratio, may adversely affect the payment to you on the notes on the maturity date.

Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest

In anticipation of the sale of the notes, we expect one or more of our affiliates to enter into hedge transactions. This hedging activity will likely involve trading in the underlying fund shares, one or more of the stocks included in the MSCI Brazil Index or in other instruments, such as options, swaps or futures, based upon the underlying fund shares, the MSCI Brazil Index or the stocks included in the MSCI Brazil Index, or by taking positions in any other available securities or instruments that we may wish to use in connection with such hedging. This hedging activity may present a conflict between your interest in the notes and the interests our affiliates have in executing, maintaining and adjusting their hedge transactions because it could affect the price at which our affiliate Citigroup Global Markets may be willing to purchase your notes in the secondary market. Since hedging the obligations under the notes involves risk and may be influenced by a number of factors, it is possible that our affiliates may profit from the hedging activity, even if the market value of the notes declines.

Affiliates of Citigroup Funding May Publish Research that Could Affect the Market Value of the Notes

Citigroup Investment Research or other affiliates of Citigroup Funding may publish research reports or otherwise express opinions or provide recommendations from time to time regarding the underlying fund or other matters that may influence the price of the underlying fund shares and, therefore, the value of the notes. Any research, opinion or recommendation expressed by Citigroup Investment Research or other Citigroup Funding affiliates may not be consistent with purchasing, holding or selling the notes. Any of these activities may affect the market value of the notes.

The United States Federal Income Tax Consequences of an Investment in the Notes Are Uncertain

No statutory, judicial or administrative authority directly addresses the characterization of the notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue Service will agree with the conclusions expressed under “Certain United States Federal Income Tax Considerations” in this pricing supplement. Alternative characterizations of the notes may affect the U.S. tax consequences of an investment in the notes, including for non-U.S. investors. It is also possible that future U.S. legislation, regulations or other IRS guidance would require you to accrue income on the notes on a current basis as ordinary income or to treat the notes in another manner that significantly differs from the agreed-to treatment discussed under “What Are the United States Federal Income Tax Consequences of Investing in the Notes?” and “Certain United States Federal Income Tax Considerations” in this pricing supplement, and that any such guidance could have retroactive effect.

RISK FACTORS RELATING TO THE ISHARES® MSCI BRAZIL INDEX FUND

The Trading Price of the Underlying Fund Shares May Not Completely Track the Value of the MSCI Brazil Index

Although the trading price of the underlying fund shares is expected to generally mirror the value of the MSCI Brazil Index, the trading price of the underlying fund shares may not completely track the value of the MSCI Brazil Index. The trading price of the underlying fund shares will reflect transaction costs and fees that are not included in the calculation of the MSCI Brazil Index. Additionally, because the fund may hold a small percentage of stocks other than the stocks underlying the MSCI Brazil Index, the fund may not fully replicate the performance of the MSCI Brazil Index. See “Description of the iShares® MSCI Brazil Index Fund and the MSCI Brazil Index” in this pricing supplement.

The Trading Price of Underlying Fund Shares and the Notes Will Be Affected by Conditions in the Brazilian Securities Markets

The stocks included in the MSCI Brazil Index and that are generally tracked by the fund have been issued by companies in Brazil. Although the trading price of the underlying fund shares is not directly tied to the value of the MSCI Brazil Index or the prices of the stocks underlying the MSCI Brazil Index, the trading price of the underlying fund shares is expected to correspond generally to the value of publicly traded equity securities in the aggregate in the Brazilian equity market, as measured by the MSCI Brazil Index. This means that the trading price of the underlying fund shares is expected to be affected by factors affecting the Brazilian equity market.

Investments in securities linked to the value of the Brazilian equity market involve certain risks. The Brazilian markets may be more volatile than U.S. or other securities markets and may be affected by market developments in different ways than U.S. or other securities markets. Also, there is generally less publicly available information about Brazilian companies than about U.S. companies, and Brazilian companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S. companies.

Securities prices in Brazil are subject to political, economic, financial and social factors that apply in Brazil. These factors, which could negatively affect the Brazilian securities markets, include the possibility of recent or future changes in local or Brazil-wide political leadership and economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to such companies or investments in Brazilian equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, the Brazilian economy may differ favorably or unfavorably from the U.S. economy in such respects as growth of gross national product, rate of inflation, capital investment, resources and self-sufficiency.

DESCRIPTION OF THE NOTES

You should read this pricing supplement together with the accompanying prospectus supplement and prospectus before making your decision to invest in the Notes. The description in this pricing supplement of the particular terms of the Notes supplements, and to the extent inconsistent therewith replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying prospectus supplement and prospectus.

You may access the prospectus supplement and prospectus on the SEC Web site at www.sec.gov as follows (or if such address has changed, by reviewing our filings for February 18, 2009 on the SEC Web site):

¡	Prospectus Supplement filed on February 18, 2009: http://www.sec.gov/Archives/edgar/data/831001/000095012309003022/y74453b2e424b2.htm

¡	Prospectus filed on February 18, 2009: http://www.sec.gov/Archives/edgar/data/831001/000095012309003016/y74453sv3asr.htm

General

The Fixed Coupon Mandatorily Callable Notes Based Upon the Shares of the iShares® MSCI Brazil Index Fund Due August     , 2013 (expected to be August 30, 2013) (the “Notes”) are callable equity-linked investments that offer a potential return based upon the shares (the “Underlying Fund Shares”) of the iShares® MSCI Brazil Index Fund (the “Underlying Fund”). The notes have a maturity of approximately three years.

The return on the Notes is based upon the closing price of the Underlying Fund Shares on August     , 2013 (the “Final Valuation Date”), provided that we may call the Notes based on the closing price of the Underlying Fund Shares on February    , 2011, August    , 2011, February    , 2012, August     2012, February    , 2013 (each, a “Semi-annual Valuation Date”). If the closing price of the Underlying Fund Shares on the relevant Semi-annual Valuation Date is greater than or equal to the Initial Share Price (the closing price of the Underlying Fund Shares on the Pricing Date), we will call the Notes, in whole and not in part, and you will receive cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the Pricing Date) per Note on the fifth Business Day following the related Semi-annual Valuation Date (the “Semi-annual Payment Date”). If the closing price of the Underlying Fund Shares on the relevant Semi-annual Valuation Date is less than the Initial Share Price, the Notes will remain outstanding and you will receive a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the Pricing Date) per Note on the related Semi-annual Payment Date.

If we do not call the Notes and the closing price of the Underlying Fund Shares on the Final Valuation Date (the “Ending Share Price”) is greater than or equal to the Downside Threshold Price (60% of the Initial Share Price), you will receive on the Maturity Date for each Note cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the Pricing Date), provided that you will not receive any other fixed semi-annual coupon payment on the Maturity Date. Thus, even if the Ending Share Price is greater than the Initial Share Price, you will not participate in any increase in the closing price of the Underlying Fund Shares during the term of the Notes. If we do not call the Notes and the Ending Share Price is less than the Downside Threshold Price, you will receive on the Maturity Date a fixed number of the Underlying Fund Shares equal to the Share Ratio (or if you exercise your cash election right, the cash value of those shares based on the Ending Share Price) and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the Pricing Date). In this case, for each $10 Note you hold on the Maturity Date, you will receive a number of Underlying Fund Shares (or, at your election, the cash value of those Shares based on the Ending Share Price) worth less than $6.00 and which may be worth zero, resulting in a loss of 40% or more on the stated principal amount of your investment in the Notes (except in limited circumstances, where on the Maturity Date you receive Underlying Fund Shares and the price of the Underlying Fund Shares increases from the Final Valuation Date to the Maturity Date). You will not receive dividends or other distributions, if any, paid on the Underlying Fund Shares.

The Notes are a series of debt securities issued under the senior debt indenture described in the accompanying prospectus, any payments on which are fully and unconditionally guaranteed by Citigroup Inc. The aggregate stated principal amount of the Notes issued will be $             (             Notes). The Notes will mature on August    , 2013 (expected to be August 30, 2013) (the “Maturity Date”), are mandatorily callable by us on any Semi-annual Valuation Date and do not provide for earlier redemption by you. The Notes will constitute part of the senior debt of Citigroup Funding and will rank equally with all other unsecured and unsubordinated debt of Citigroup Funding. The guarantee of payments due under the Notes will rank equally with all other unsecured and unsubordinated debt of Citigroup Inc. The return of the stated principal amount of your investment on the Maturity Date is not guaranteed. The Notes will be issued only in fully registered form and in denominations of $10 per Note and integral multiples thereof. All payments on the Notes are subject to the credit risk of Citigroup Inc.

Reference is made to the accompanying prospectus supplement and prospectus for a detailed summary of additional provisions of the Notes and of the senior debt indenture under which the Notes will be issued.

Fixed Semi-annual Coupon

The fixed semi-annual coupon payable on the Notes will be fixed in the amount of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the Pricing Date) per Note, composed of approximately 35% interest and approximately 65% option premium (to be determined on the Pricing Date). The fixed semi-annual coupon will be payable on each Semi-annual Payment Date and on the Maturity Date to the persons in whose names the Notes are registered at the close of business on the Business Day preceding the relevant Semi-annual Payment Date or the Maturity Date. If a Semi-annual Payment Date falls on a day that is not a Business Day, the fixed semi-annual coupon payment to be made on that Semi-annual Payment Date will be made on the next succeeding Business Day with the same force and effect as if made on that Semi-annual Payment Date, and no additional coupon will accrue as a result of such delayed payment.

“Business Day” means any day that is not a Saturday, a Sunday, or a day on which securities exchanges or banking institutions or trust companies in the City of New York are authorized or obligated by law or executive order to close.

Mandatory Call Feature

If the closing price of the Underlying Fund Shares on the relevant Semi-annual Valuation Date is greater than or equal to the Initial Share Price, we will call the Notes, in whole and not in part, and you will receive cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the Pricing Date) per Note on the related Semi-annual Payment Date. If the closing price of the Underlying Fund Shares on the relevant Semi-annual Valuation Date is less than the Initial Share Price, the Notes will remain outstanding and you will receive a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the Pricing Date) per Note on the related Semi-annual Payment Date.

So long as the Notes are represented by global securities and are held on behalf of DTC, call notices and other notices will be given by delivery to DTC. If the Notes are no longer represented by global securities or are not held on behalf of DTC, call notices and other notices will be published in a leading daily newspaper in the City of New York, which is expected to be The Wall Street Journal.

Payment on the Maturity Date

If we do not call the Notes, you will receive on the Maturity Date for each Note either:

•

cash in an amount equal to the sum of $10 and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum) (to be determined on the Pricing Date) per Note, if the Ending Share Price is greater than or equal to the Downside Threshold Price, provided that you will not receive any other fixed semi-annual coupon payment on the Maturity Date. Thus, even if the Ending Share Price is greater than the Initial Share Price, you will not participate in any increase in the closing price of the Underlying Fund Shares during the term of the Notes; or

•

a fixed number of Underlying Fund Shares equal to the Share Ratio (or if you exercise your cash election right, the cash value of those Underlying Fund Shares based on the Ending Share Price) and a fixed semi-annual coupon payment of $0.3750 to $0.4250 (7.50% to 8.50% per annum), if the Ending Share Price is less than the Downside Threshold Price. In this case, for each $10 Note you hold on the Maturity Date you will receive a number of the Underlying Fund Shares (or, at your election, the cash value of those Shares based on the Ending Share Price) worth less than $6.00 and which may be worth zero, resulting in a loss of 40% or more on the stated principal amount of your investment in the Notes (except in limited circumstances, where on the Maturity Date you receive Underlying Fund Shares and the price of the Underlying Fund Shares increases from the Final Valuation Date to the Maturity Date).

If applicable, you may elect to receive from Citigroup Funding the cash value of the Underlying Fund Shares you would otherwise receive on the Maturity Date by providing notice of your election to your broker, in accordance with your broker’s procedures, so that your broker can irrevocably notify the trustee and paying agent of your election no sooner than 20 business days before the Maturity Date and no later than 5 business days before the Maturity Date. If you do not elect to receive cash, you will be deemed to have (1) instructed Citigroup Funding to pay the cash value of the number of the Underlying Fund Shares equal to the Share Ratio to the stock delivery agent, and (2) instructed the stock delivery agent to purchase for you the Underlying Fund Shares based on the Ending Share Price. If you do not wish to receive the Underlying Fund Shares on the Maturity Date under any circumstances, you should provide notice of your cash election to your broker. If you elect to receive the cash value of the Underlying Fund Shares equal to the Share Ratio you would otherwise be entitled to on the Maturity Date, the amount of cash you receive on the Maturity Date will be determined based on the Ending Share Price and will be an amount less than $10 per notes. This amount will not change from the amount fixed on the Final Valuation Date, even if the closing price of the Underlying Fund Shares changes from the final valuation date to the Maturity Date. Conversely, if you do not make a cash election and instead receive a number of the Underlying Fund Shares on the Maturity Date equal to the Share Ratio, the value of those Underlying Funds Shares on the Maturity Date will be different from the value of those Underlying Fund Shares on the Final Valuation Date if the closing price of the Underlying Fund Shares changes from the Final Valuation Date to the Maturity Date.

The payment of cash to the stock delivery agent by Citigroup Funding pursuant to your deemed instruction will fully satisfy Citigroup Funding’s obligation to you under the Notes, and the stock delivery agent will then be obligated to purchase the Underlying Fund Shares for you based on the Ending Share Price. Citigroup Global Markets has agreed to act as stock delivery agent for the Notes.

In lieu of any fractional share that you would otherwise receive in respect of any Notes, on the Maturity Date you will receive an amount in cash equal to the value of such fractional share. The number of full Underlying Fund Shares, and any cash in lieu of a fractional share, to be delivered on the Maturity Date, or any cash amount if elected, to each holder will be calculated based on the aggregate number of Notes held by each holder.

The “Initial Share Price” will equal the closing price of the Underlying Fund Shares on the Pricing Date.

The “Pricing Date” means the date on which the Notes are priced for initial sale to the public (expected to be August 25, 2010).

The “Ending Share Price” will equal the closing price of the Underlying Fund Shares on the Final Valuation Date.

The Final Valuation Date is August     , 2013.

The “Share Ratio” will equal $10 divided by the Initial Share Price.

A “Trading Day” means a day, as determined by the calculation agent, on which trading is generally conducted (or was scheduled to have been generally conducted, but for the occurrence of a Market Disruption Event) on the New York Stock Exchange, the American Stock Exchange, the Nasdaq National Market, the Chicago Mercantile Exchange and the Chicago Board Options Exchange, and in the over-the-counter market for equity securities in the United States, or in the case of a security traded on one or more non-U.S. securities exchanges or markets, on the principal non-U.S. securities exchange or market for such security.

The “Closing Price” of the Underlying Fund Shares (or any other security for which a Closing Price must be determined, as described under “— Delisting or Suspension of Trading in the Underlying Fund Shares; Termination of the iShares® MSCI Brazil Index Fund” below) on any date of determination will be (1) if the Underlying Fund Shares are listed on a national securities exchange on that date of determination, the closing sale price or, if no closing sale price is reported, the last reported sale price on that date on the principal national securities exchange on which the shares are listed or admitted to trading or (2) if the Underlying Fund Shares are not listed on a national securities exchange on that date of determination, or if the closing sale price or last reported sale price on such exchange is not obtainable (even if the Underlying Fund Shares are listed or admitted to trading on such exchange), the last quoted bid price for the shares in the over-the-counter market on that date as reported on the OTC Bulletin Board, the National Quotation Bureau or a similar organization. The determination of the Closing Price by the Calculation Agent in the event of a Market Disruption Event may be deferred by the Calculation Agent for up to five consecutive Trading days on which a Market Disruption Event is occurring, but not past the Valuation Date prior to maturity. If no sale price is available pursuant to clauses (1) or (2) above or if there is a Market Disruption Event, the Closing Price on any date of determination, unless deferred by the Calculation Agent as described in the preceding sentence, will be the arithmetic mean, as determined by the Calculation Agent, of the bid prices of the Underlying Fund Shares or other security obtained from as many dealers in such security (which may include Citigroup Global Markets or any of our other affiliates or subsidiaries), but not exceeding three such dealers, as will make such bid prices available to the Calculation Agent. The term “OTC Bulletin Board” will include any successor to such service.

A “Market Disruption Event” means, as determined by the Calculation Agent in its sole discretion, the occurrence or existence of any suspension of or limitation imposed on trading (by reason of movements in price exceeding limits permitted by any exchange or market or otherwise) of, or the unavailability, through a recognized system of public dissemination of transaction information, for a period longer than two hours, or during the one-half hour period preceding the close of trading, on the applicable exchange or market, of accurate price, volume or related information in respect of (1) the Underlying Fund Shares (or any other security for which a Closing Price must be determined) on any exchange or market, (2) stocks which then comprise 20% or more of the value of the MSCI Brazil Index or any successor index, or (3) any options contracts or futures contracts relating to the Underlying Fund Shares (or other security), or any options on such futures contracts, on any exchange or market if, in each case, in the determination of the Calculation Agent, any such suspension, limitation or unavailability is material. For purposes of determining whether a Market Disruption Event exists at any time, if trading in a security included in the MSCI Brazil Index is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the value of the MSCI Brazil Index will be based on a comparison of the portion of the value of the MSCI Brazil Index attributable to that security relative to the overall value of the Fund, in each case immediately before that suspension or limitation.

Amounts Payable Upon Mandatory Call or on the Maturity Date — Hypothetical Examples

The examples of hypothetical amounts payable upon mandatory call or on the Maturity Date set forth below are intended to illustrate the effect of different closing prices of the Underlying Fund Shares on the amount you will receive in respect of the Notes upon a mandatory call or on the Maturity Date. All of the hypothetical examples are based on the following assumptions:

•	Issue Price: $10.00 per Note

•	Initial Share Price: $70.00

•	Downside Threshold Price: $42.00 (60% of the Initial Share Price)

•	Fixed Semi-annual Coupon Payment: $0.4000 (8% per annum)

•	Share Ratio: 0.1429

•	Annualized dividend yield: 0.80%

The following examples are for purposes of illustration only and would provide different results if different assumptions were applied. The actual amount you receive on the Maturity Date will depend on the Initial Share Price; whether the closing price of Underlying Fund Shares on the relevant Semi-annual Valuation Date is greater than or equal to the Initial Share Price, causing the Notes to be called; and whether the Ending Share Price is below the Downside Threshold Price causing you to receive a fixed number of the Underlying Fund Shares on the Maturity Date (or the cash value of those Underlying Fund Shares at your election based on the Ending Share Price).

Additionally, if you elect to receive the cash value of the Underlying Fund Shares equal to the Share Ratio you would otherwise be entitled to on the Maturity Date, the amount of cash you receive on the Maturity Date will be based on the Ending Share Price. This amount will not change even if the closing price of the Underlying Fund Shares changes from the Final Valuation Date to the Maturity Date. Conversely, if you do not make a cash election and instead receive a number of the Underlying Fund Shares on the Maturity Date equal to the Share Ratio, the value of those Underlying Fund Shares on the Maturity Date will be different than the value of those Underlying Fund Shares on the Pricing Date if the closing price of Underlying Fund Shares changes from the Final Valuation Date to the Maturity Date.

Example A

On the first three Semi-annual Valuation Dates the closing price of the Underlying Fund Shares is lower than the Initial Share Price. The Notes consequently remain outstanding and you receive a fixed semi-annual coupon payment of $0.4000 per Note on the relevant Semi-annual Payment Dates. On the fourth Semi-annual Valuation Date, the closing price of the Underlying Fund Shares is equal to 105% of the Initial Share Price. The Notes are consequently mandatorily called for a payment of cash in an amount equal to the sum of $10.00 and a fixed semi-annual coupon payment of $0.4000 per note on the fourth Semi-annual Payment Date. In this case, the return on the Underlying Fund Shares (excluding any cash dividend payments) is 5.00%, the return on the Underlying Fund Shares (including any cash dividend payments) is 6.60%, and the return on the Notes is 16.00%.

Example B

On all Semi-annual Valuation Dates, the closing price of the Underlying Fund Shares is lower than the Initial Share Price. The Notes consequently remain outstanding until maturity and you receive a fixed semi-annual coupon payment of $0.4000 per note on all Semi-annual Payment Dates. On the Final Valuation Date, the closing price of the Underlying Fund Shares is equal to 90% of the Initial Share Price. At maturity you receive $10.00 and a fixed semi-annual coupon payment of $0.4000 per note. In this case, the return on the Underlying Fund Shares (excluding any cash dividend payments) is -10.00%, the return on the Underlying Fund Shares (including any cash dividend payments) is -7.60%, and the return on the Notes (including fixed semi-annual coupon payments) is 24.00%.

Example C

On all Semi-annual Valuation Dates, the closing price of the Underlying Fund Shares is lower than the Initial Share Price. The Notes consequently remain outstanding until maturity and you receive a fixed semi-annual coupon payment of $0.4000 per Note on all Semi-annual Payment Dates. On the Final Valuation Date, the closing price of the Underlying Fund Shares is equal to 45% of the Initial Share Price (which is less than the Downside Threshold Price). At maturity, for each $10 note you hold, you will receive a number of the Underlying Fund Shares (or, at your election, the cash value of those shares based on the Ending Share Price) worth less than $6.00, resulting in a loss of 40% or more on the stated principal amount of your investment in the Notes (except in limited circumstances). In this case, the return on the Underlying Fund Shares (excluding any cash dividend payments) is -55.00%, the return on the Underlying Fund Shares (including any cash dividend payments) is -52.60%, and the return on the Notes (including fixed semi-annual coupon payments) is -31.00%.

Because the closing price of the Underlying Fund Shares may be subject to significant fluctuation over the term of the Notes, it is not possible to present a chart or table illustrating the complete range of possible payouts on the Maturity Date. The examples of the hypothetical payout calculations above are intended to illustrate how the amount payable to you upon mandatory call or on the maturity date will depend on whether the closing price of the Underlying Fund Shares raises up to or above the Initial Share Price on the relevant Semi-annual Valuation Date or falls to or below the Downside Threshold Price on the Final Valuation Date.

Delisting or Suspension of Trading in the Underlying Fund Shares; Termination of the iShares® MSCI Brazil Index Fund

If the Underlying Fund Shares are delisted from, or trading of the Underlying Fund Shares is suspended on, the relevant stock exchange and a major U.S. exchange or market lists or approves for trading successor or substitute securities that the Calculation Agent determines, in its sole discretion to be comparable to the Underlying Fund Shares (any such securities, “Successor Shares”), the value of such Successor Shares will be substituted for all purposes, including but not limited to determining the Closing Price. Upon any selection by the Calculation Agent of Successor Shares, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the notes.

If the Underlying Fund Shares are delisted from, or trading of the Underlying Fund Shares is suspended on, the relevant stock exchange and Successor Shares that the Calculation Agent determines to be comparable to the Underlying Fund Shares are not listed or approved for trading on a major U.S. exchange or market, a successor or substitute security will be selected by the Calculation Agent, in its sole discretion, and the value of such successor or substitute security, as determined by the Calculation Agent in its sole discretion, will be substituted for all purposes, including but not limited to determining the Ending Share Price. Upon any selection by the Calculation Agent of successor or substitute securities, the Calculation Agent will cause notice thereof to be furnished to the registered holders of the Notes.

If the fund is liquidated or otherwise terminated (a “Termination Event”), the Closing Price of the Underlying Fund Shares on each Trading day from the date of the Termination Event up to and including the Valuation Date will be determined by the Calculation Agent, in its sole discretion, and will be a fraction of the closing value of the MSCI Brazil Index (or any Successor Index, as defined below) on such Trading day (taking into account any material changes in the method of calculating the MSCI Brazil Index following such Termination Event) equal to that part of the closing value of the MSCI Brazil Index represented by the Closing Price of the Underlying Fund Shares on the Trading day prior to the occurrence of such Termination Event on which a closing value of the MSCI Brazil Index was available. The Calculation Agent will cause notice of the Termination Event and calculation of the Closing Price as described above to be furnished to registered holders of the Notes.

If a Termination Event has occurred and Morgan Stanley Capital International Inc. discontinues publication of the MSCI Brazil Index or if it or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the MSCI Brazil Index (the “Successor Index”), then the value of the MSCI Brazil Index will be determined by reference to the value of that Successor Index. Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause notice to be furnished to the registered holders of the Notes.

If a Termination Event has occurred and Morgan Stanley Capital International Inc. discontinues publication of the MSCI Brazil Index and a Successor Index is not selected by the Calculation Agent or is no longer published on each Trading day from the date of the Termination Event up to and including the Valuation Date, the value to be substituted for the MSCI Brazil Index for that date will be a value computed by the Calculation Agent for that date in accordance with the procedures last used to calculate the MSCI Brazil Index prior to any such discontinuance. In such case, on each Trading day until and including the date on which a determination by the Calculation Agent is made that a Successor Index is available, the Calculation Agent will determine the value that is to be used in determining the value of the MSCI Brazil Index as described in this paragraph. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Brazil Index may adversely affect the value of the Notes in any secondary market.

If a Termination Event has occurred and a Successor Index is selected or the Calculation Agent calculates a value as a substitute for the MSCI Brazil Index as described above, the Successor Index or value will be substituted for the MSCI Brazil Index for all purposes, including for purposes of determining whether a Market Disruption Event occurs. Notwithstanding these alternative arrangements, discontinuance of the publication of the MSCI Brazil Index may adversely affect the value of the Notes in any secondary market.

If a Termination Event has occurred and any time the method of calculating the MSCI Brazil Index or any Successor Index is changed in any material respect, or if the MSCI Brazil Index or any Successor Index is in any other way modified so that the value of the Successor Index does not, in the opinion of the Calculation Agent, fairly represent the value of that index had the changes or modifications not been made, then, from and after that time, the Calculation Agent will, at the close of business in New York, New York, make those adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a value of a stock index comparable to the MSCI Brazil Index or the Successor Index as if the changes or modifications had not been made, and calculate the price of the Underlying Fund Shares with reference to the MSCI Brazil Index or the Successor Index. Accordingly, if the method of calculating the MSCI Brazil Index or any Successor Index is modified so that the value of the MSCI Brazil Index or the Successor Index is a fraction or a multiple of what it would have been if it had not been modified, then the Calculation Agent will adjust that index in order to arrive at a value of the relevant index as if it had not been modified.

All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will be conclusive for all purposes and binding on your broker and the beneficial owners of the Notes, absent manifest error.

Dilution Adjustments

The Share Ratio will be subject to adjustment from time to time in certain situations. Any of these adjustments could have an impact on the amount to be paid by Citigroup Funding to you. Citigroup Global Markets, as calculation agent, will be responsible for the effectuation and calculation of any adjustment described herein and will furnish the trustee with notice of any adjustment.

If the Underlying Fund, after the Pricing Date,

(1)	pays a share dividend or makes a distribution with respect to the Underlying Fund Shares in the form of the Underlying Fund Shares (excluding any share dividend or distribution for which the number of the Underlying Fund Shares paid or distributed is based on a fixed cash equivalent value),

(2)	subdivides or splits the Underlying Fund Shares into a greater number of shares,

(3)	combines the Underlying Fund Shares into a smaller number of shares, or

(4)	issues by reclassification of the Underlying Fund Shares other shares issued by the Underlying Fund,

then, in each of these cases, the Share Ratio will be multiplied by a dilution adjustment equal to a fraction, the numerator of which will be the number of the Underlying Fund Shares outstanding immediately after the event, plus, in the case of a reclassification referred to in (4) above, the number of such other shares issued by the Underlying Fund, and the denominator of which will be the number of the Underlying Fund Shares outstanding immediately before the event. In the event of a reclassification referred to in (4) above as a result of which no Underlying Fund Shares are outstanding, the Share Ratio will be determined by reference to the other shares issued by the Underlying Fund in the reclassification.

If any adjustment is made to the Share Ratio as set forth above, an adjustment will also be made to the Initial Share Price and the Downside Threshold Price by dividing the Initial Share Price and the Downside Threshold Price, respectively, by the relevant dilution adjustment.

Each dilution adjustment will be effected as follows:

¡

in the case of any dividend, distribution or issuance, at the opening of business on the Business Day next following the record date for determination of holders of the Underlying Fund Shares entitled to receive this dividend, distribution or issuance or, if the announcement of this dividend, distribution, or issuance is after this record date, at the time this dividend, distribution or issuance was announced by the Underlying Fund, and

¡	in the case of any subdivision, split, combination or reclassification, on the effective date of the transaction.

All dilution adjustments will be rounded upward or downward to the nearest 1/10,000th or, if there is not a nearest 1/10,000th, to the next lower 1/10,000th. No adjustment in the Share Ratio will be required unless the adjustment would require an increase or decrease of at least one percent therein, provided, however, that any adjustments which by reason of this sentence are not required to be made will be carried forward (on a percentage basis) and taken into account in any subsequent adjustment. If any announcement or declaration of a record date in respect of a dividend, distribution, issuance or repurchase requiring an adjustment as described herein is subsequently canceled by the Underlying Fund, or this dividend, distribution, issuance or repurchase fails to receive requisite approvals or fails to occur for any other reason, then, upon the cancellation, failure of approval or failure to occur, the Share Ratio, the Initial Share Price and the Downside Threshold Price will be further adjusted to the Share Ratio, the Initial Share Price and the Downside Threshold Price which would then have been in effect had adjustment for the event not been made.

Redemption at the Option of the Holder; Defeasance

The Notes are not subject to redemption at the option of any holder prior to the Maturity Date and are not subject to the defeasance provisions described in the accompanying prospectus under “Description of Debt Securities — Defeasance.”

Events of Default and Acceleration

In case an Event of Default (as defined in the accompanying prospectus) with respect to any Note shall have occurred and be continuing, the amount declared due and payable upon any acceleration of the Notes will be determined by the Calculation Agent and will equal, for each Note, the payment on the Maturity Date, calculated as though the Maturity Date of the Notes were the date of early repayment. See “— Payment on the Maturity Date” above. If a bankruptcy proceeding is commenced in respect of Citigroup Funding or Citigroup Inc., the claim of the beneficial owner of a Note will be capped at the maturity payment, calculated as though the Maturity Date of the Notes were the date of the commencement of the proceeding.

In case of default in payment on the Maturity Date of the Notes, the Notes shall bear interest, payable upon demand of the beneficial owners of the Notes in accordance with the terms of the Notes, from and after the Maturity Date through the date when payment of the unpaid amount has been made or duly provided for, at the rate of     % per annum on the unpaid amount due.

Paying Agent and Trustee

Citibank, N.A. will serve as paying agent for the Notes and will also hold the global security representing the Notes as custodian for DTC. The Bank of New York Mellon, as successor trustee under an indenture dated as of June 1, 2005, will serve as trustee for the Notes.

The CUSIP number for the Notes is 17316G 701.

Calculation Agent

The Calculation Agent for the Notes will be Citigroup Global Markets an affiliate of Citigroup Funding. All determinations made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Citigroup Funding, Citigroup Inc. and the holders of the Notes. Citigroup Global Markets is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

DESCRIPTION OF THE ISHARES® MSCI BRAZIL INDEX FUND

iShares, Inc. and the iShares® MSCI Brazil Index Fund

According to publicly available documents, the iShares® MSCI Brazil Index Fund (the “Underlying Fund”) is one of numerous separate investment portfolios called “funds,” which make up iShares, Inc., a registered investment company. iShares, Inc. is currently subject to the informational requirements of the Securities Exchange Act and the Investment Company Act. Accordingly, iShares, Inc. files reports and other information with the SEC. iShares, Inc.’s reports and other information can be located by reference to SEC file numbers 033-97598 and 811-09102, available to the public on the SEC’s website at http://www.sec.gov or may be inspected and copied at the SEC’s Public Reference Room at the location listed in the section “Prospectus Summary — Where You Can Find More Information” in the accompanying prospectus.

The Underlying Fund seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in the aggregate in the Brazilian market, as measured by the MSCI Brazil Index. The MSCI Brazil Index consists of stocks traded primarily on the Bolsa de Valores de São Paulo. As of August 4, 2010, the Fund’s five largest stock investments were Petroleo Brasileiro S.A. — Petrobrás — Preferred Shares, Cia Vale do Rio Doce — Preferred Class A Shares, Petroleo Brasileiro S.A. — Petrobrás, Itaú Unibanco Holding SA, formerly Itaú Unibanco Banco Multiplo SA, and Cia Vale do Rio Doce — American Depositary Receipts representing the common stock of Cia Vale do Rio Doce and its three largest industries were materials, energy and financial.

The Underlying Fund uses a “Representative Sampling” strategy to try to track the MSCI Brazil Index, which means it invests in a representative sample of securities in the MSCI Brazil Index, which have a similar investment profile as the MSCI Brazil Index. Securities selected have aggregate investment characteristics (based on market capitalization and industry weightings), fundamental characteristics (such as return variability, earnings valuation and yield) and liquidity measures similar to those of the MSCI Brazil Index. The Underlying Fund’s top portfolio holdings can be found at the iShares® website. Funds like the Underlying Fund that use Representative Sampling generally do not hold all of the securities that are included in the relevant underlying index. The fact sheets which provide information regarding the iShares® MSCI Brazil Index Fund’s top holdings may be requested by calling 1-800-iShares.

Neither Citigroup Funding nor Citigroup Inc. has participated in the preparation of the Underlying Fund’s publicly available documents and neither has made any due diligence investigation or inquiry of the Underlying Fund in connection with the offering of the Notes. No representation is made that the publicly available information about the Underlying Fund is accurate or complete.

The Notes represent obligations of Citigroup Funding and Citigroup Inc. only. The Underlying Fund is not involved in any way in this offering and has no obligation relating to the Notes or to holders of the Notes.

MSCI Brazil Index

The MSCI Brazil Index is a capitalization-weighted index that aims to capture 85% of the (publicly available) total market capitalization of the Brazilian equity market. It was launched on July 10, 2000 at an initial value of 100. Current information regarding the market value of the MSCI Brazil Index is published daily by Morgan Stanley Capital International, Inc. on its website.

The MSCI Brazil Index adjusts the market capitalization of index constituents for free float and targets for index inclusion 85% of free float-adjusted market capitalization in each industry group in Brazil. In order to maintain the representativeness of the MSCI Brazil Index, structural changes to the MSCI Brazil Index as a whole may be made by adding or deleting MSCI Brazil Index component securities. Currently, such changes in the MSCI Brazil Index may only be made on four dates throughout the year: as of the close of the last business day of February, May, August and November.

Computation of the MSCI Brazil Index: Underlying Stock Eligibility Criteria and Annual Ranking Review

The selection of the companies and securities for the MSCI Brazil Index is based on the following guidelines:

(i)	Defining the equity universe of listed securities within Brazil;

(ii)	Determining the Market Investable Equity Universe for each market;

(iii)	Determining market capitalization size segments for each market;

(iv)	Applying Index Continuity Rules for the Standard Index;

(v)	Applying Index Continuity Rules for the Standard Index; and

(vi)	Classifying securities under the Global Industry Classification Standard (GICS®).

The Equity Universe is defined by identifying eligible equity securities and classifying the eligible securities into Brazil. All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts are eligible for inclusion in the Equity Universe.

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. The investability screens used to determine the Investable Equity Universe in each market are:

•	Equity Universe Minimum Size Requirement: requires that a company must have the required minimum full market capitalization.

•

Equity Universe Minimum Free Float-Adjusted Market Capitalization Requirement: a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

•

EM Minimum Liquidity Requirement: requires adequate liquidity measured by twelve month and 3-month Annual Traded Value Ratio (ATVR) and three month frequency of trading. A minimum liquidity price of 15% of 3-month ATVR and 80% of 3-month Frequency of Trading over the last 4 consecutive quarters, as well as, as of May 2009, 50% of 12-month ATVR are required for the inclusion of a security in the Market Investable Equity Universe.

•

Global Minimum Foreign Inclusion Factor Requirement: a security’s Foreign Inclusion Factor (FIF) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). Typically, securities with a free float adjustment ratio of .15 or less will not be eligible for inclusion in the MSCI Brazil Index.

•

Minimum Length of Trading Requirement: Large IPOs are not subject to this requirement, however for small new issuances to be eligible for inclusion the new issue must have started trading at least four months before the implementation of the initial construction of the MSCI Brazil Index or at least three months before the implementation of a Semi-Annual Review.

MSCI Barra may add additional companies and securities to the MSCI Brazil Index or subtract one or more of its current companies and securities prior to the maturity date of the Notes. Any such adjustments are made to the MSCI Brazil Index so that the value of the MSCI Brazil Index at the effective date of such change is the same as it was immediately prior to such change.

Each company’s securities is maintained with the objective of reflecting, on a timely basis, the evolution of Brazil’s equity markets. In maintaining the MSCI Brazil Index, emphasis is also placed on continuity, replicability and on minimizing turnover in the MSCI Brazil Index.

MSCI classifies index maintenance in three broad categories. The first consists of ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index as promptly as they occur. The second category consists of quarterly index reviews aimed at promptly reflecting other significant market events. The third category consists of full MSCI Brazil Index review that systematically re-assess the various dimensions of the equity universe for Brazil and is conducted on a fixed semi-annual timetable.

Ongoing event-related changes to the MSCI Brazil Index are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes are reflected in the index at the time of the event. All changes resulting from corporate events are announced prior to their implementation, provided all necessary information on the event is available.

The quarterly index review process is designed to ensure that the MSCI Brazil Index continues to be an accurate reflection of the evolving Brazilian equity marketplace. This is achieved by rapidly reflecting significant market driven changes that were not captured in the MSCI Brazil Index at the time of their actual occurrence and that should not wait until the annual index review due to their importance. These quarterly index reviews may result in additions and deletions of MSCI Brazil Index component securities from the MSCI Brazil Index and changes in “foreign inclusion factors” and in number of shares. Additions and deletions to securities may result from: the addition or deletion of securities due to the significant over- or under-representation of one or more industry groups as a result of mergers, acquisitions, restructurings or other major market events affecting the industry group; the addition or deletion of securities resulting from changes in industry classification, significant increases or decreases in free float or relaxation/removal or decreases of foreign ownership limits not implemented immediately; the additions of large companies that did not meet the minimum size criterion for inclusion at the time of their initial public offering or secondary offering; the replacement of companies which are no longer suitable industry representatives; the deletion of securities whose overall free float estimates have fallen significantly; the deletion of securities that have become very small or illiquid; the replacement of securities resulting from the review of price source for securities with both domestic and foreign board quotations; and the addition or deletion of securities as a result of other market events.

Significant changes in free float estimates and corresponding changes in the foreign inclusion factor for securities may result from: large market transactions involving strategic shareholders that are publicly announced; secondary offerings that, given lack of sufficient notice, were not reflected immediately; increases in foreign ownership limits; decreases in foreign ownership limits not applied earlier; corrections resulting from the reclassification of shareholders from strategic to non-strategic, and vice versa; updates to foreign inclusion factors following the public disclosure of new shareholder structures for companies involved in mergers, acquisitions or spin-offs, where different from pro forma free float estimates at the time of the event; large conversions of exchangeable bonds and other similar securities into already existing shares; the end of lock-up periods or expiration of loyalty incentives for non-strategic shareholders; and changes in the foreign inclusion factor as a result of other events of similar nature.

Changes in the number of shares are generally small changes in a security’s shares outstanding and result from, for example, exercise of options or warrants, conversion of convertible bonds or other instruments, share buybacks or cancellations. The implementation of changes resulting from quarterly index reviews occurs on only two dates throughout the year: as of the close of the last business day of February and August. The results of the quarterly index reviews are announced at least two weeks prior to their implementation.

The semi-annual full MSCI Brazil Index reviews include a reappraisal of the free float-adjusted industry group representation relative to the target, a detailed review of the shareholder information used to estimate free float for constituent securities and non-constituent securities, updating the minimum size guidelines for new and existing constituent securities, as well as changes typically considered for quarterly index reviews. During a full index review, securities may be added or deleted from the MSCI Brazil Index for a range of reasons, including the reasons discussed in the preceding sentence and the reasons for index changes during quarterly index reviews as discussed above. The results of the annual full index reviews are announced at least two weeks in advance of their effective implementation date as of the close of the last business day in May and November.

These guidelines and the policies implementing the guidelines are the responsibility of, and, ultimately, subject to adjustment by, MSCI Barra.

THE MSCI BRAZIL INDEX DOES NOT REFLECT THE PAYMENT OF DIVIDENDS ON THE STOCKS INCLUDED IN IT, AND YOUR RETURN ON THE NOTES, IF ANY, WILL NOT PRODUCE THE SAME RETURN YOU WOULD RECEIVE IF YOU WERE TO PURCHASE SUCH UNDERLYING STOCKS AND HOLD THEM UNTIL THE MATURITY DATE.

We have derived all information regarding the MSCI Brazil Index from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, Morgan Stanley Capital International Inc. (“MSCI”) and Barra, Inc. (“Barra”). MSCI Barra is under no obligation to continue to publish, and may discontinue or suspend the publication of, the MSCI Brazil Index at any time. None of Citigroup Global Markets, Citigroup Funding, Citigroup Inc. or the trustee assumes any responsibility for the accuracy or completeness of any information relating to the MSCI Brazil Index.

License Agreement

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BIT”). BIT has licensed certain trademarks and trade names of BIT to Citigroup Global Markets and its affiliates. The Notes are not sponsored, endorsed, sold, or promoted by BIT. BIT makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BIT has no obligation or liability in connection with the operation, marketing or sale of the Notes.

Historical Data on the iShares® MSCI Brazil Index Fund

The Underlying Fund Shares are listed on the NYSE under the symbol “EWZ.” The following table sets forth, for each of the quarterly periods indicated, the high and the low closing prices for Underlying Fund Shares, as reported on the NYSE, as well as the net cash dividends and other cash distributions paid per share of the Underlying Fund.

Holders of the Notes will not be entitled to any rights with respect to the Underlying Fund Shares (including, without limitation, voting rights or rights to receive dividends or other distributions in respect thereof) prior to receiving Underlying Fund Shares on the Maturity Date, if applicable.

	High	Low	Dividends and Other Cash Distributions
2005
Quarter
First	$25.65	$19.87	$0.000000
Second	$24.96	$21.27	$0.000000
Third	$33.45	$23.76	$0.000000
Fourth	$36.02	$28.97	$0.582694
2006
Quarter
First	$43.07	$34.68	$0.000000
Second	$46.93	$31.98	$0.000000
Third	$40.63	$36.18	$0.000000
Fourth	$46.74	$38.09	$0.868843
2007
Quarter
First	$49.40	$42.67	$0.071076
Second	$62.85	$49.50	$0.000000
Third	$74.52	$51.60	$0.000000
Fourth	$85.96	$72.40	$0.000000
2008
Quarter
First	$88.23	$69.13	$0.774260
Second	$100.47	$79.84	$0.632829
Third	$87.78	$50.99	$0.000000
Fourth	$56.25	$26.89	$1.320614
2009
Quarter
First	$40.89	$31.75	$0.206742
Second	$57.95	$39.30	$0.414934
Third	$67.67	$49.05	$0.000000
Fourth	$79.73	$66.03	$2.196555
2010
Quarter
First	$77.79	$62.77	$0.111166
Second	$75.73	$58.61	$0.275414
Third (through August 4)	$72.11	$62.97	$0.000000

On August 4, 2010, the closing price of iShares® MSCI Brazil Index Fund was $71.59.

The following graph sets forth the daily closing prices of Underlying Fund Shares, as reported on the NYSE, from January 3, 2005 to August 4, 2010. Past closing prices of the Underlying Fund Shares are not indicative of future Underlying Fund Shares closing prices.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a summary of certain U.S. federal income tax consequences that may be relevant to a holder or a beneficial owner of the Notes that is a citizen or resident of the United States or a domestic corporation or otherwise subject to United States federal income tax on a net income basis in respect of the Notes (a “U.S. Holder”), or to certain non-U.S. persons. All references to “holders” (including U.S. Holders) are to beneficial owners of the Notes. This summary is based on U.S. federal income tax laws, regulations, rulings and decisions in effect as of the date of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect). As the law is technical and complex, the discussion below necessarily represents only a general summary.

This summary addresses the U.S. federal income tax consequences to U.S. Holders who are initial holders of the Notes and who will hold the Notes and, if applicable, the underlying fund shares as capital assets. This summary does not address all aspects of U.S. federal income taxation that may be relevant to a particular holder in light of its individual investment circumstances or to certain types of holders subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations or taxpayers holding the Notes as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated financial transaction, or persons whose functional currency is not a U.S. dollar. Moreover, the effect of any applicable state, local or foreign tax laws is not discussed.

This summary also does not address the tax consequences of owning the underlying fund shares. Before acquiring a Note, prospective investors should consult publicly available sources of information concerning the tax treatment of the underlying fund shares.

No statutory, judicial or administrative authority directly addresses the characterization of the Notes or instruments similar to the Notes for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Notes are not certain. No ruling is being requested from the Internal Revenue Service (the “IRS”) with respect to the Notes and no assurance can be given that the IRS will agree with the conclusions expressed herein. ACCORDINGLY, A PROSPECTIVE INVESTOR (INCLUDING A TAX-EXEMPT INVESTOR) IN THE NOTES SHOULD CONSULT ITS TAX ADVISOR IN DETERMINING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES, INCLUDING THE APPLICATION OF STATE, LOCAL OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

In purchasing a Note, Citigroup Funding and each holder agree to treat a Note for U.S. federal income tax purposes as a grant by the holder to Citigroup Funding of a put option on the Underlying Fund Shares, under the terms of which option (a) at the time of issuance of the Notes the holder deposits irrevocably with Citigroup Funding a fixed amount of cash to assure the fulfillment of the holder’s purchase obligation described in clause (d) below, (b) until maturity Citigroup Funding will be obligated to pay interest to the holder, as compensation for the use of such cash deposit during the term of the Notes, (c) Citigroup Funding will be obligated to pay an option premium to the holder in consideration for granting the put option as part of any coupon payments, (d) if pursuant to the terms of the Notes at maturity the holder is obligated to purchase the Underlying Fund Shares, then such cash deposit less a portion thereof equal to the option premium payments previously received, unconditionally and irrevocably will be applied by Citigroup Funding in full satisfaction of the holder’s purchase obligation under the put option, and the holder will receive the number of the Underlying Fund Shares pursuant to the terms of the Notes, and (e) if pursuant to the terms of the Notes at maturity the holder is not obligated to purchase the Underlying Fund Shares, Citigroup Funding will return such cash deposit to the holder at maturity. Of the total coupon payable on the Notes, it is expected that approximately 35% (to be determined at pricing) will be characterized as the interest component and approximately 65% (to be determined at pricing) will be characterized as the option premium component. (Prospective investors should note that cash proceeds of this offering will not be segregated by Citigroup Funding during the term of the notes, but instead will be commingled with Citigroup Funding’s other assets and applied in a manner consistent with the section “Use of Proceeds and Hedging” in the accompanying prospectus.) Consistent with the above characterization, (i) amounts paid to Citigroup Funding in respect of the original issue of an notes will be treated as allocable in their entirety to the amount of the cash deposit attributable to such notes, (ii) amounts denominated as interest will be characterized as interest payable on the amount of such deposit, includible in the income of a U.S. Holder as interest in the manner described below, and (iii) amounts denominated as option premium will be characterized as option premium, includible in the income of a U.S. Holder in the manner described below. As discussed below, there is no assurance that the IRS will agree with this treatment, and alternative treatments of the Notes could result in less favorable U.S. federal income tax consequences to a holder, including a requirement to accrue income on a current basis.

Taxation of Interest Payments.    Under the characterization of the Notes agreed to above, the interest payments will be included in the income of a U.S. Holder as interest at the time that such interest is accrued or received in accordance with the U.S. Holder’s method of accounting.

Taxation of Option Premium Payments.    Under the characterization of the Notes agreed to above, the option premium payments will not be included in the income of a U.S. Holder until sale or other taxable disposition of the Notes or at retirement of the notes for cash (including the mandatory redemption). Upon the sale or other taxable disposition of the Notes, upon the mandatory redemption or at maturity, as the case may be, the option premium payments will be treated in the manner described below.

Taxation of Retirement of a Note for Cash and Mandatory Redemption of a Note.    Under the characterization of the Notes agreed to above, if Citigroup Funding redeems the Notes early or pays the notes in cash at maturity, then a U.S. Holder (i) will include the interest payment in income as interest in the manner described above, and (ii) will recognize short-term capital gain or loss (if any) equal to the difference between (x) the sum of the cash received on the retirement or the mandatory redemption (to the extent such amount is not attributable to the interest, which will be taxed as such) and the option premium (but not including any interest payment), previously paid to the U.S. Holder, and (y) the U.S. Holder’s purchase price for the Notes.

Taxation of Other Retirement of a Note.    Under the above characterization of the Notes, if at maturity under the terms of the notes the U.S. Holder receives the number of Underlying Fund Shares pursuant to the U.S. Holder’s purchase obligation under the put option, then such U.S. Holder (i) will recognize no gain or loss on the purchase of the Underlying Fund Shares by application of the cash deposit, less the portion thereof equal to the entire amount of the option premium payments previously received, and (ii) will recognize no gain or loss on the entire amount of the option premium payments previously received. The U.S. Holder will have a tax basis in such underlying fund shares equal to the U.S. Holder’s original cost for the notes in exchange for which such U.S. Holder received such Underlying Fund Shares less (x) an amount equal to the entire amount of the option premium payments previously received and less (y) the portion of the tax basis of the notes allocable to any fractional share, as described in the next sentence. A U.S. Holder will recognize gain or loss (which will be short-term capital gain or loss) with respect to cash received in lieu of fractional shares, in an amount equal to the difference between the cash received and the portion of the basis of the notes allocable to fractional shares (based on the relative number of fractional shares and full shares delivered to the U.S. Holder). A U.S. Holder’s holding period for the Underlying Fund Shares received will begin on the day following the receipt of such Underlying Fund Shares.

If, as a result of one or more dilution adjustments, at maturity the U.S. Holder receives cash, or any combination of cash and shares, pursuant to the U.S. Holder’s purchase obligation under the put option, although not free from doubt, the U.S. Holder should allocate its cash deposit (less the entire amount of the option premium payments) pro rata to the cash and shares received. Under this treatment, the U.S. Holder generally would be taxed as described in the preceding paragraph, except that the U.S. Holder’s basis in any Underlying Fund Shares received would equal the pro rata portion of its deposit (less the entire amount of the option premium payments) allocated thereto and the U.S. Holder would recognize short-term capital gain or loss equal to the difference between the cash received and the amount allocated thereto.

Taxation of Sale or other Taxable Disposition of a Note prior to maturity.    Under the characterization of the Notes agreed to above, upon the sale or other taxable disposition of a note, a U.S. Holder generally will recognize short-term capital gain or loss equal to the difference between (x) the sum of the amount realized on the sale or other taxable disposition (to the extent such amount is not attributable to accrued but unpaid interest, which will be taxed as such) and the option premium (but not including any interest payment), previously received by the U.S. Holder, and (y) the U.S. Holder’s purchase price for the Notes.

Possible Alternative Characterizations.    Due to the absence of authority as to the proper characterization of the Notes and the absence of any comparable instruments for which there is a widely accepted tax treatment, no assurance can be given that the IRS will accept, or that a court will uphold, the agreed-to characterization and tax treatment described above.

Because a holder will be entitled to cash in an amount equal to or greater than the amount of the initial purchase price paid for the Notes unless the Ending Share Price of the Underlying Fund Shares is less than the Downside Threshold Price, the IRS could seek to analyze the federal income tax consequences of owning the Notes under Treasury regulations governing contingent payment debt instruments (the “Contingent Payment Regulations”). The Contingent Payment Regulations are complex, but very generally apply the original issue discount rules of the Internal Revenue Code to a contingent payment debt instrument by requiring that original issue discount be accrued every year at a “comparable yield” for the issuer of the instrument, determined at the time of issuance of the obligation. In addition, the Contingent Payment Regulations require that a projected payment schedule, which results in such a “comparable yield”, be determined, and that adjustments to income accruals be made to account for differences between actual payments and projected amounts. To the extent that the comparable yield as so determined exceeds the projected payments on a contingent debt instrument in any taxable year, the owner of that instrument will recognize ordinary interest income for that taxable year in excess of the cash the owner receives and such excess would increase the U.S. Holder’s tax basis in the debt instrument. In addition, any gain realized on the sale, exchange or redemption of a contingent payment debt instrument will be treated as ordinary income. Any loss realized on such sale, exchange or redemption will be treated as an ordinary loss to the extent that the holder’s original issue discount inclusions with respect to the obligation exceed prior reversals of such inclusions required by the adjustment mechanism described above. Any loss realized in excess of such amount generally will be treated as a capital loss.

The Contingent Payment Regulations apply only to debt instruments that provide for contingent payments. The Notes offer no assurance that a holder’s investment will be returned to the holder at maturity; instead, at maturity, a holder may receive Underlying Fund Shares and may receive at maturity economic returns that are substantially lower than the holder’s investment. Accordingly, Citigroup Funding believes that it is reasonable to treat the notes for U.S. federal income tax purposes, not as debt instruments, but as a grant of an option by the holders in respect of which holders have deposited a fixed amount of cash with Citigroup Funding, on which interest is payable at a fixed rate. If, however, the IRS were successfully to maintain that the Contingent Payment Regulations apply to the notes, then, among other matters, (i) a U.S. Holder will be required to include in income each year an accrual of interest at the “comparable yield,” compounded semi-annually, (which will equal the interest paid on the notes), regardless of the U.S. Holder’s method of tax accounting, (ii) a U.S. Holder generally would recognize ordinary income or loss (as the case may be, under the rules summarized above) on the receipt of underlying shares, rather than capital gain or loss on the ultimate sale of such underlying fund shares, and (iii) gain or loss realized by a U.S. Holder on the retirement for cash, sale or other taxable disposition of a note generally would be characterized as ordinary income or loss (as the case may be, under the rules summarized above), rather than as short-term capital gain or loss.

It is also possible that the IRS could seek to characterize the Notes in a manner that results in tax consequences different from those described above. Under alternative characterizations of the Notes, it is possible, for example, that the IRS could maintain that amounts denominated as option premium (i) should be includible in the U.S. Holder’s income as interest in the manner described above regarding interest payments, or (ii) should be included in a U.S. Holder’s income even in a case where the notes are retired for underlying fund shares. Such treatment might arise, for example, if the IRS were successfully to maintain that amounts denominated as option premium (i) should be characterized for federal income tax purposes as interest, or (ii) should be treated as a return on the U.S. Holder’s investment in the Notes that constitutes income.

On December 7, 2007, the Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. While it is not entirely clear whether the Notes would be viewed as similar to the prepaid forward contracts described in the notice, it is possible that any Treasury regulations or other guidance issued after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. The notice focuses on a number of issues, the most relevant of which for holders of the Notes are the character and timing of income or loss (including whether the option premium should be required to be included currently as ordinary income) and the degree, if any, to which income realized by non-U.S. investors should be subject to withholding tax. Non-U.S. Holders should note that we currently do not intend to withhold on any payments made with respect to the Notes to Non-U.S. Holders (subject to compliance by such holders with certification requirements necessary to establish an exemption from withholding). However, in the event of a change of law or any formal or informal guidance by the IRS, Treasury or Congress, we may decide to withhold on payments made with respect to the Notes to Non-U.S. Holders, and we will not be required to pay any additional amounts with respect to amounts withheld.

In addition, legislation has been introduced for consideration in the United States Congress that, if enacted into law, would require current accrual of interest income on prepaid derivative contracts with a term of more than one year (which would include financial instruments similar to the notes with a term of more than one year) acquired after the date of the legislation’s enactment. The legislation also would implement special income accrual rules for publicly traded prepaid derivative contracts. The schedule for consideration of this legislation and the outcome of the legislative process currently is uncertain.

Non-United States Holders

The following is a summary of certain United States federal income tax consequences that will apply to a beneficial owner of Notes that is a non-resident alien individual or a foreign corporation (a “Non-U.S. Holder”) of the Notes.

The interest payments received by a Non-U.S. Holder with respect to the Notes should not be subject to U.S. withholding tax, provided that such holder complies with applicable certification requirements. Any capital gain realized upon the sale or other disposition of the notes by a Non-U.S. Holder will generally not be subject to U.S. federal income tax if (i) such gain is not effectively connected with a U.S. trade or business of such holder and (ii) in the case of an individual, such individual is not present in the United States for 183 days or more in the taxable year of the sale or other disposition or the gain is not attributable to a fixed place of business maintained by such individual in the United States.

In the Notice discussed above, the IRS and U.S. Treasury Department specifically question whether, and to what degree, payments (or deemed accruals) in respect of some prepaid instruments should be subject to withholding. Accordingly, it is possible that future guidance could be issued as a result of the Notice requiring us to withhold on payments made to non-U.S. Holders under the notes.

Estate Tax

In the case of a holder of a Note that is an individual who will be subject to U.S. federal estate tax only with respect to U.S. situs property (generally an individual who at death is neither a citizen nor a domiciliary of the United States) or an entity the property of which is potentially includable in such an individual’s gross estate for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), the holder of a Note should note that, absent an applicable treaty benefit, the Notes may be treated as U.S. situs property for U.S. federal estate tax purposes. Prospective investors are urged to consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the notes.

Backup Withholding and Information Reporting

A U.S. Holder of Notes may be subject to information reporting and to backup withholding on certain amounts paid to the U.S. Holder unless such U.S. Holder (i) is a corporation or comes within certain other exempt categories and demonstrates this fact, or (ii) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. The amount of any backup withholding will be allowed as a credit against such U.S. Holder’s federal income tax liability and may entitle such U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION; CONFLICTS OF INTEREST

The terms and conditions set forth in the Global Selling Agency Agreement dated April 20, 2006, as amended, among Citigroup Funding, Citigroup Inc. and the agents named therein, including Citigroup Global Markets, govern the sale and purchase of the Notes.

Citigroup Global Markets, acting as principal, has agreed to purchase from Citigroup Funding, and Citigroup Funding has agreed to sell to Citigroup Global Markets, $             stated principal amount of Notes (            Notes) for $9.8000 per Note, any payments due on which are fully and unconditionally guaranteed by Citigroup Inc. Citigroup Global Markets proposes to offer some of the Notes directly to the public at the public offering price set forth on the cover page of this pricing supplement and some of the Notes to certain dealers, including Citi International Financial Services, Citigroup Global Markets Singapore Pte. and Citigroup Global Markets Asia Limited, broker-dealers affiliated with Citigroup Global Markets, at the public offering price less a concession not to exceed $0.2000 per Note. Citigroup Global Markets may allow, and these dealers may reallow, a concession not to exceed $0.2000 per Note on sales to certain other dealers. Citigroup Global Markets will pay the Financial Advisors employed by Citigroup Global Markets a fixed sales commission of $0.2000 per Note for each Note they sell. If all of the Notes are not sold at the initial offering price, Citigroup Global Markets may change the public offering price and other selling terms.

The Notes will not be listed on any exchange.

In order to hedge its obligations under the Notes, Citigroup Funding expects to enter into one or more swaps or other derivatives transactions with one or more of its affiliates. You should refer to the section “Risk Factors Relating to the Notes — The Price at Which You Will Be Able to Sell Your Notes Prior to the Maturity Date Will Depend on a Number of Factors and May Be Substantially Less Than the Amount You Originally Invest” in this pricing supplement, “Risk Factors — Citigroup Funding’s Hedging Activity Could Result in a Conflict of Interest” in the accompanying prospectus supplement and the section “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets is an affiliate of Citigroup Funding. Accordingly, the offering will conform to the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 2720 of the NASD Conduct Rules adopted by the Financial Industry Regulatory Authority.

Client accounts over which Citigroup Inc., its subsidiaries, or affiliates of its subsidiaries have investment discretion are NOT permitted to purchase the Notes, either directly or indirectly.

ERISA MATTERS

Each purchaser of the Notes or any interest therein will be deemed to have represented and warranted on each day from and including the date of its purchase or other acquisition of the Notes through and including the date of disposition of such Notes that either:

(a) it is not (i) an employee benefit plan subject to the fiduciary responsibility provisions of ERISA, (ii) an entity with respect to which part or all of its assets constitute assets of any such employee benefit plan by reason of C.F.R. 2510.3-101 or otherwise, (iii) a plan described in Section 4975(e)(1) of the Internal Revenue Code of 1986, as amended (the “Code”) (for example, individual retirement accounts, individual retirement annuities or Keogh plans), or (iv) a government or other plan subject to federal, state or local law substantially similar to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (such law, provisions and Section, collectively, a “Prohibited Transaction Provision” and (i), (ii), (iii) and (iv), collectively, “Plans”); or

(b) if it is a Plan, either (A)(i) none of Citigroup Global Markets, its affiliates or any employee thereof is a Plan fiduciary that has or exercises any discretionary authority or control with respect to the Plan’s assets used to purchase the Notes or renders investment advice with respect to those assets, and (ii) the Plan is paying no more than adequate consideration for the Notes or (B) its acquisition and holding of the Notes is not prohibited by a Prohibited Transaction Provision or is exempt therefrom.

The above representations and warranties are in lieu of the representations and warranties described in the section “ERISA Matters” in the accompanying prospectus supplement. Please also refer to the section “ERISA Matters” in the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this pricing supplement and accompanying prospectus supplement and base prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained or incorporated by reference in this pricing supplement is accurate as of any date other than the date on the front of this document.

Citigroup Funding Inc.

Fixed Coupon

Mandatorily Callable Notes

Based Upon the Shares of the iShares®

MSCI Brazil Index Fund

Due August     , 2013

(expected to be August 30, 2013)

$10.00 per Note

Any Payments Due from

Citigroup Funding Inc.

Fully and Unconditionally

Guaranteed by Citigroup Inc.

Pricing Supplement

                         , 2010

(Including Prospectus Supplement

Dated February 18, 2009 and

Prospectus Dated February 18, 2009)